EXHIBIT 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
LiveRamp Holdings, Inc.:

We consent to the incorporation by reference in the registration statements filed on Form S-3 and Form S-8 (Nos. 333-91395, 333-127743, 333-197463, 333-214926, 333-214927, 333-219839, 333-227540, 333-231823, 333-232963, 333-254302, 333-239470) of LiveRamp Holdings, Inc. of our report dated May 27, 2021, with respect to the related consolidated balance sheets of LiveRamp Holdings, Inc. as of March 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended March 31, 2021, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of March 31, 2021, which report appears in the March 31, 2021 annual report on Form 10-K of LiveRamp Holdings, Inc.

KPMG LLP
Dallas, Texas
May 27, 2021